Exhibit 3.1(a)

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

PHIBRO ANIMAL HEALTH CORPORATION

(Under Section 805 of the Business Corporation Law)

     The undersigned, being respectively the President and Secretary of the below-named corporation, hereby certify as follows:

     FIRST: The name of the Corporation is Phibro Animal Health Corporation (the “Corporation”).

     SECOND: The original certificate of incorporation of the Corporation was filed by the Department of State on May 11, 1946 (such certificate of incorporation, as amended and in effect thereafter, the “Certificate of Incorporation”).

     THIRD: The amendment of the Certificate of Incorporation effected hereby is the amendment of various aspects of Section 3 of Article FOURTH, of the certificate of amendment of the certificate of incorporation of the Corporation filed on November 30, 2000, as heretofore amended (the “Certificate of Amendment”), relating to the redemption of Series C Preferred Shares and the calculation and payment of the Capital Stock Transaction Amount as defined in said Section 3.

     FOURTH: To accomplish the foregoing amendment:

1. Clause (i) of Section 3(a) of Article FOURTH of the Certificate of Amendment shall be amended by adding to the end thereof the following:

“; provided that if all, but not less than all, of the issued and outstanding Series C Preferred Shares are called for redemption on or prior to February 28, 2005, then, in lieu of the foregoing payments, the Corporation may redeem the same by payment in cash for each share of Series C Preferred Shares redeemed in an amount equal to $26.4 million.”

2. Clause (iii) of Section 3(a) of Article FOURTH of the Certificate of Amendment shall be deleted in its entirety.

3. Clause (iv) of Section 3(a) of Article FOURTH of the Certificate of Amendment shall be amended by adding to the end thereof the following:

“; provided that if all, but not less than all, of the issued and outstanding Series C Preferred Shares are called for redemption on or prior to February 28, 2005, then such record date may be the date of notice of redemption as herein provided.”

4. The second sentence of Clause (iv) of Section 3(a) of Article FOURTH of the Certificate of Amendment shall be amended by adding to the end thereof the following:

“; provided that if all, but not less than all, of the issued and outstanding Series C Preferred Shares are called for redemption on or prior to February 28, 2005, then, in lieu of the aforesaid period prior to the date of redemption during which notice of redemption may be delivered, notice of redemption may instead be given on the date of redemption.”

5. Sections 3(c)(i) and (ii) of Article FOURTH of the Certificate of Amendment shall be deleted in their entirety and a new Section 3(c) substituted therefore, to read as follows:

“(c) Capital Stock Transaction Adjustment. If (i) the Corporation, a member of the Bendheim Group (as defined below), or PAHC Holdings Corporation (“Holdings”) shall effect a Capital Stock Transaction (as defined below) and (ii) in the case of a Capital Stock Transaction referred to in clause (1) of the definition thereof, as a result of such transaction or a combination of such transactions, members of the Bendheim Group in the aggregate shall receive cash or capital stock or other securities of a class that is registered under the Securities Act of 1933, as amended, with respect to or in exchange for capital stock of the Corporation or Holdings owned by members of the Bendheim Group, on a cumulative basis from and after the Redemption Date, in excess of $24 million, then within three (3) business days after the later of the consummation of the Capital Stock Transaction or receipt of the $24 million, the Corporation shall pay the Capital Stock Transaction Amount (as defined below) to the Investor Stockholders.

“Bendheim Group” means, collectively, (i) Jack C. Bendheim, (ii) each of his spouse, siblings, ancestors, descendants (whether by blood, marriage or adoption, and including stepchildren), and the spouses, siblings, ancestors and descendents thereof (whether by blood, marriage or adoption, and including stepchildren), and the beneficiaries, estates and legal representatives of any of the foregoing, including, without limitation and for the avoidance of doubt, Marvin S. Sussman, (iii) all trusts of which any of the foregoing, individually or in the aggregate, are the majority in interest beneficiaries or grantors, (iv) all corporations, partnerships, limited liability companies, investment funds or other persons or entities principally owned by and/or organized or operating for the benefit of any of the foregoing, and (v) all affiliates of Jack C. Bendheim and Marvin S. Sussman.

“Capital Stock Transaction” means (1) any of the following: (A) any recapitalization of the Corporation or Holdings of any of its or their capital stock, (B) any consolidation, merger or combination of the Corporation or Holdings with or into another corporation or entity, (C) any sale or conveyance of assets of the Corporation or Holdings to any person or entity, (D) any sale or transfer for value by any member or members of the Bendheim Group of shares of capital stock of Holdings, other than to or among members of the Bendheim Group, or (E) any redemption, acquisition or other purchase by Holdings or any subsidiary thereof of, or any dividend or distribution on, any shares of Holdings beneficially owned by any member or members of the Bendheim Group, other than pursuant to the Phibro-Tech Agreement (as such agreement is defined below); and (2) any initial public offering of any capital stock of Holdings pursuant to an effective registration statement under the Securities Act of 1933, as amended, at a pre-money valuation for the capital stock owned by the Bendheim Group of more than $24 million. For purposes hereof, (i) a bona fide pledge, encumbrance or hypothecation of capital stock as security for indebtedness of the Corporation, Holdings or a subsidiary thereof or in connection with a guaranty thereof, or any related foreclosure or assignment in lieu of foreclosure, shall not be a sale or transfer within the meaning or intent of clause (1)(D) above, and (ii) if members of the Bendheim Group shall contribute their shares of Holdings to and form a holding company for Holdings, references in this Section (c) to “Holdings” shall be deemed to include such new holding company.

“Capital Stock Transaction Amount” means $4 million, less all amounts (if any) previously paid in respect of the Capital Stock Transaction Amount.

“Phibro-Tech Agreement” means the Stockholders Agreement, dated February 21, 1995, between Phibro-Tech, Inc., I. David Paley, Nathan Bistricer and James O. Herlands, as amended and in effect on the date hereof, and as thereafter amended, except for any amendment subsequent to the date hereof which causes the terms of such agreement to be less favorable in any respect to the Corporation or to any Investor Stockholder.”

     FIFTH: These amendments to the Certificate of Incorporation were authorized and approved by the Board of Directors of the Corporation at a meeting duly held therefore, followed by the written consent of holders of all of the outstanding shares of the Corporation entitled to vote on the said amendment of the Certificate of Incorporation, which has been given in accordance with Section 615 of the Business Corporation Law.

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IN WITNESS WHEREOF, the undersigned are authorized to act on behalf of the Corporation and have signed and executed this certificate of amendment, in their respective capacities as indicated below, as of February 28, 2005.

/s/ Jack C. Bendheim
Jack C. Bendheim, President

/s/ Steven L. Cohen
Steven L. Cohen, Assistant Secretary